Filed Pursuant to Rule 424(b)(3)

Registration No. 333-189641

PROSPECTUS SUPPLEMENT NO. 1

(TO THE PROSPECTUS DATED NOVEMBER 22, 2013)

Eastern Virginia Bankshares, Inc.

5,240,192 Shares of Series B Preferred Stock

9,890,111 Shares of Common Stock

(Including 5,240,192 Shares Underlying the Series B Preferred Stock)

This prospectus supplement no. 1 supplements the prospectus, dated November 22, 2013, relating to the securities listed below that may be offered for sale from time to time by the persons named in the prospectus (and their transferees) (the “Selling Securityholders”) identified in “Selling Securityholders” beginning on page 31 of the prospectus who currently own such securities or may acquire such securities upon the conversion or exchange of securities currently held. This prospectus supplement no. 1 should be read in conjunction with the prospectus, which is to be delivered with this prospectus supplement no. 1. If there is any inconsistency between the information in the prospectus and this prospectus supplement no. 1, you should rely on the information in this prospectus supplement.

Investing in our securities involves risks. You should carefully consider all of the information set forth in this prospectus supplement no. 1 and the prospectus, including the “Risk Factors” beginning on page 6 of the prospectus, as well as the risk factors and other information contained in any documents we incorporate by reference into the prospectus before investing in any of the securities. See “Incorporation of Certain Information by Reference” on page iii of the prospectus.

The prospectus covers the following securities (collectively, the “Securities”):

•

5,240,192 shares of our non-voting mandatorily convertible non-cumulative preferred stock, series B (the “Series B Preferred Stock”) (which shares of Series B Preferred Stock will automatically convert into shares of our common stock, $2.00 par value per share (the “common stock”), in the hands of a transferee immediately upon consummation of a “Permitted Transfer” (as defined in the prospectus)); and

•	9,890,111 shares of our common stock, including 5,240,192 shares issuable upon conversion of 5,240,192 shares of our Series B Preferred Stock.

This prospectus supplement no. 1 is filed for the purpose of including in the prospectus the information contained in the attached current report on Form 8-K, which was filed with the Securities and Exchange Commission on March 26, 2014.

Neither the Securities and Exchange Commission, nor any bank regulatory agency, nor any state securities regulator has approved or disapproved of these Securities or determined if this prospectus supplement no. 1 (or the prospectus, including any supplements or amendments thereto) is accurate or complete. Any representation to the contrary is a criminal offense.

These Securities are not deposits, accounts or other obligations of our bank subsidiary or any of our non-bank subsidiaries and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this prospectus supplement is March 26, 2014.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 20, 2014

Eastern Virginia Bankshares, Inc.

(Exact name of registrant as specified in its charter)

Virginia	000-23565	54-1866052
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

330 Hospital Road, Tappahannock, Virginia		22560
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (804) 443-8400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement

On March 20, 2014, Eastern Virginia Bankshares, Inc. (the “Company”) received notice of the termination of the informal memorandum of understanding, dated September 5, 2013 (the “MOU”), by and among the Company, the Company’s wholly-owned bank subsidiary, EVB (the “Bank”), the Federal Reserve Bank of Richmond (the “Reserve Bank”) and the Virginia State Corporation Commission Bureau of Financial Institutions (the “Bureau”). The termination of the MOU was effective March 13, 2014.

Under the terms of the MOU, the Company and the Bank agreed that the Company would not, without prior written approval of the Reserve Bank and the Bureau, (i) declare or pay dividends of any kind, or make any payments on the Company’s trust preferred securities; (ii) incur or guarantee any debt; or (iii) purchase or redeem any shares of the Company’s stock. In addition, under the MOU the Company and the Bank agreed to review and revise the allowance for loan and lease losses methodology (“ALLL”), and on a quarterly basis submit to the Reserve Bank and the Bureau a copy of the internally calculated ALLL worksheet. The boards of directors of the Company and the Bank also had to submit quarterly written progress reports to the Reserve Bank and the Bureau detailing the actions taken (and related results) to achieve and/or maintain compliance with the provisions of the MOU.

The text of the MOU was filed as Exhibit 10.17 to the Company’s Current Report on Form 8-K filed on September 10, 2013 and is incorporated herein by reference. The foregoing summary is qualified in its entirety by reference to the full text of the MOU.

Item 8.01 Other Events

On March 26, 2014, the Company issued a press release related to the termination of the MOU as described in Item 1.02 of this Current Report on Form 8-K. A copy of the Company’s press release related to the termination of the MOU is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description

99.1	Press release dated March 26, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EASTERN VIRGINIA BANKSHARES, INC.

Dated: March 26, 2014	By:	/s/ J. Adam Sothen
J. Adam Sothen
Executive Vice President & Chief Financial Officer

Exhibit Index

Exhibit No.	Description

99.1	Press release dated March 26, 2014.

Exhibit 99.1

Eastern Virginia Bankshares

NEWS RELEASE

EASTERN VIRGINIA BANKSHARES, INC.

Eastern Virginia Bankshares, Inc. 330 Hospital Road Tappahannock, VA 22560	Contact: Adam Sothen Chief Financial Officer Voice: (804) 443-8404 Fax: (804) 445-1047

March 26, 2014

For Immediate Release

Eastern Virginia Bankshares, Inc. Announces Termination of

Memorandum of Understanding

Tappahannock, VA.—Eastern Virginia Bankshares, Inc. (NASDAQ: EVBS) (the “Company”) announced today the termination of the informal memorandum of understanding, dated September 5, 2013 (the “MOU”), by and among the Company, EVB (the Company’s wholly-owned bank subsidiary), the Federal Reserve Bank of Richmond (the “Reserve Bank”) and the Virginia State Corporation Commission Bureau of Financial Institutions (the “Bureau”). The termination was effective as of March 13, 2014.

In announcing the news, Joe A. Shearin, President and Chief Executive Officer, commented, “The lifting of the MOU is the culmination of our hard work and execution of strategic initiatives over the last three years to improve asset quality, increase earnings, and strengthen the overall condition of the Company and EVB. We are pleased that our regulators have again acknowledged the significant improvement in our financial condition and operating results and thank them for their continued support and partnership.” Shearin concluded, “I also wish to thank each of our talented and dedicated employees who contributed to this achievement and to the future success of our Company.”

Forward-Looking Statements and Additional Information

Certain statements contained in this release that are not historical facts may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Words such as “believes,” “anticipates,” “expects,” “intends,” “targeted,” “continue,” “remain,” “will,” “should,” “may” and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions and projections within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance, actions or achievements of the Company will not differ materially from any future results, performance, actions or achievements expressed or implied by such forward-looking statements. Readers should not place undue reliance on such statements, which speak only as of the date of this press release. The Company does not undertake any steps to update any forward-looking statement that may be made from time to time by it or on its behalf.